Exhibit 4.1

ADAYTUM, INC.

1999 STOCK OPTION PLAN

Section 1.     Purpose of the Plan.

        This Plan shall be known as the “Adaytum, Inc. 1999 Stock Option Plan” and is hereinafter referred to as the “Plan.” The purpose of the Plan is to aid in maintaining and developing personnel capable of assuring the future success of Adaytum, Inc., a Delaware corporation (the “Company”), to offer such personnel additional incentives to put forth maximum efforts for the success of the business, and to afford them an opportunity to acquire a proprietary interest in the Company through stock options as provided herein. Options granted under the Plan may be either incentive stock options (“Incentive Stock Options”) within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended (the “Code”), or options which do not qualify as Incentive Stock Options.

Section 2.     Stock Subject to the Plan.

        Subject to adjustment as provided in Section 11, the maximum number of shares on which options may be exercised under this Plan shall be 8,945,000 shares (the “Shares”) of the Company’s common stock (the “Common Stock”). The Shares may be either authorized but unissued shares of Common Stock, or issued shares of Common Stock which have been reacquired by the Company. If an option under the Plan expires or for any reason is terminated or expires unexercised with respect to any Shares, such Shares shall again be available for options thereafter granted during the term of the Plan.

Section 3.     Administration of Plan.

    (a)        The Plan shall be administered by the Board of Directors of the Company or a committee of three or more directors of the Company. The members of such committee shall be appointed by and serve at the pleasure of the Board of Directors. The group administering the Plan shall be referred to herein as the “Committee.”

    (b)        The Committee shall have plenary authority in its discretion, but subject to the express provisions of the Plan, (i) to determine the purchase price of the Shares covered by each option, (ii) to determine the employees to whom and the time or times at which such options shall be granted and the number of Shares to be subject to each option, (iii) to determine the terms of exercise of each option, (iv) to accelerate the time at which all or any part of an option may be exercised, (v) to amend or modify the terms of any option with the consent of the optionee, (vi) to interpret the Plan, (vii) to prescribe, amend and rescind rules and regulations relating to the Plan, (viii) to determine the terms and provisions of each option agreement with respect to options granted under this Plan (which agreements need not be identical), including the designation of those options intended to be Incentive Stock Options, and (ix) to make all other determinations necessary or advisable for the administration of the Plan, subject to the exclusive authority of the Board of Directors under Section 13 to amend or terminate the Plan.

The Committee’s determinations on the foregoing matters, unless otherwise disapproved by the Board of Directors of the Company, shall be final and conclusive.

    (c)        The Committee shall select one of its members as its Chair and shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by not less than a majority of its members. Any decision or determination that is set forth in a written document and signed by all of the members of the Committee shall be fully effective as if it had been made by a majority vote at a meeting duly called and held. The granting of an option pursuant to the Plan shall be effective only if a written agreement shall have been duly executed and delivered by and on behalf of the Company and the employee to whom such right is granted. The Committee may appoint a Secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable.

    (d)        The Committee shall, to the extent necessary or desirable, establish special rules for employees and former employees located in a particular country. Such rules shall be set forth in Appendices to the Plan, which shall be deemed incorporated into the Plan. Such rules may not change the maximum number of Shares on which options may be exercised under the Plan or the eligibility rules set forth in Section 4.

Section 4.     Eligibility.

        Incentive Stock Options may only be granted under this Plan to any full or part-time employee (which term as used herein includes, but is not limited to, officers and directors who are also employees) of the Company and of its present and future subsidiary corporations (herein called “subsidiaries”). Full and part-time employees of the Company and its subsidiaries, members of the Board of Directors of the Company or one of its subsidiaries who are not also employees thereof, and consultants or independent contractors providing valuable services to the Company or one of its subsidiaries who are not also employees thereof shall be eligible to receive options which do not qualify as Incentive Stock Options. In determining the persons to whom options shall be granted and the number of Shares subject to each option, the Committee may take into account the nature of services rendered by the respective persons, their present and potential contributions to the success of the Company and such other factors as the Committee in its discretion shall deem relevant. A person who has been granted an option under the Plan may be granted an additional option or options under the Plan if the committee shall so determine; provided, however, that to the extent the aggregate fair market value (determined at the time the Incentive Stock Option is granted) of the Shares with respect to which all Incentive Stock Options are exercisable for the first time by an employee during any calendar year (under all plans described in Section 422 of the Code of his or her employer corporation and its parent and subsidiary corporations described in Section 424(e) or 424(f) of the Code) exceeds $100,000, such options shall be treated as options which do not qualify as Incentive Stock Options.

Section 5.     Price.

        Subject to the provisions of Section 9, the option price for all Incentive Stock Options granted under the Plan shall be determined by the Committee but shall not be less than 100% of the fair market value of the Shares at the date of granting of such option. The option price for options granted under the Plan which do not qualify as Incentive Stock Options shall also be determined by the Committee. For purposes of the preceding sentence and for all other valuation purposes under the Plan, the fair market value of the Shares shall be as reasonably determined by the Committee. If on the date of grant of any option granted under the Plan, the Shares are not publicly traded, the Committee shall make a good faith attempt to satisfy the option price requirement of this Section 5 and in connection therewith shall take such action as it deems necessary or advisable.

Section 6.     Term.

        Each option and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the option agreement. The Committee shall be under no duty to provide terms of like duration for options granted under the Plan, but the term of an Incentive Stock Option may not extend more than ten (10) years from the date of granting of such option and the term of options granted under the Plan which do not qualify as Incentive Stock Options may not extend more than fifteen (15) years from the date of granting of such option.

Section 7.     Exercise of Option.

    (a)        The Committee shall have full and complete authority to determine whether the option will be exercisable in full at any time or from time to time during the term of the option, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the option as the Committee may determine.

    (b)        The exercise of any option granted hereunder shall only be effective at such time that the sale of Shares pursuant to such exercise will not violate any domestic or foreign securities or other laws.

    (c)        An optionee electing to exercise an option shall give written notice to the Company of such election and of the number of Shares subject to such exercise. The full purchase price of such Shares shall be tendered with such notice of exercise. Payment shall be made to the Company either in cash (including check, bank draft or money order), or, at the discretion of the Committee, (i) by delivering certificates for shares of Common Stock already owned by the optionee having a fair market value equal to the full purchase price of the Shares, or (ii) a combination of cash and such shares of Common Stock; provided, however, that an optionee shall not be entitled to tender shares of Common Stock pursuant to successive, substantially simultaneous exercise of options granted under this or any other stock option plan of the Company. The fair market value of such tendered shares of Common Stock shall be determined as provided in Section 5. Until such person has been issued a certificate or certificates for the Shares subject to such exercise, he or she shall possess no rights as a stockholder with respect to such Shares.

Section 8.     Additional Restrictions.

        The Committee shall have full and complete authority to determine whether all or any part of the Shares acquired upon exercise of any of the options granted under the Plan shall be subject to restrictions on the transferability thereof or any other restrictions affecting in any manner the optionee’s rights with respect thereto, but any such restriction shall be contained in the agreement relating to such options.

Section 9.     Ten Percent Shareholder Rule.

        Notwithstanding any other provision in the Plan, if at the time an option is otherwise to be granted pursuant to the Plan the optionee owns directly or indirectly (within the meaning of Section 424(d) of the Code) shares of common stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations (within the meaning of Section 424(e) or 424(f) of the Code), if any, then any Incentive Stock Option to be granted to such optionee pursuant to the Plan shall satisfy the requirements of Section 422(c)(7) of the Code, the option price shall be not less than 110% of the fair market value of the Shares determined as described herein, and such option by its terms shall not be exercisable after the expiration of five (5) years from the date such option is granted.

Section 10.     Non-Transferability.

        No option granted under the Plan shall be transferable by an optionee, otherwise than by will or the laws of descent or distribution as provided in the option agreement. During the lifetime of an optionee, the option shall be exercisable only by such optionee.

Section 11.     Dilution or Other Adjustments.

        If there shall be any change in the Common Stock through merger, consolidation, reorganization, recapitalization, stock dividend (of whatever amount), stock split or other change in the corporate structure of the Company, appropriate adjustments in the Plan and outstanding options shall be made by the Committee. In the event of any such changes, adjustments shall include, where appropriate, changes in the aggregate number of Shares subject to the Plan and the number of Shares and the price per Share subject to outstanding options, in order to prevent dilution or enlargement of option rights. For purposes of clarification, in the event of a change in the corporate structure of the Company whereby the Company is not the surviving corporation or whereby the Company becomes the wholly-owned subsidiary of another corporation in a merger or consolidation, appropriate adjustments under this Section 11 may also include, in the discretion of the Committee, adjustments or substitutions in the type of shares (including shares of stock of the surviving corporation or of the corporation that owns, directly or indirectly, all of the outstanding stock of the Company after a merger or consolidation) that are subject to outstanding options granted pursuant to the Plan or that thereafter may be made the subject of options granted pursuant to the Plan.

Section 12.     Income Tax Withholding; Tax Bonuses.

    (a)        Withholding.     In order to comply with all applicable domestic or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of the person receiving the Option (the “optionee”) under the Plan, are withheld or collected from such optionee. In order to assist the optionee in paying all or a portion of the federal, state or local taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an option, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the optionee to satisfy such tax obligation by (i) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such option with a fair market value equal to the amount of such taxes, or (ii) delivering to the Company shares of Common Stock other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such option with a fair market value equal to the amount of such taxes. The fair market value of shares of Common Stock shall be determined in accordance with Section 5. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

    (b)        Tax Bonuses.     The Committee, in its discretion, shall have the authority, at the time of grant of any option under this Plan or at any time thereafter, to approve cash bonuses to designated optionee to be paid upon their exercise or receipt of (or the lapse of restrictions relating to) the option in order to provide funds to pay all or a portion of federal, state or local taxes due as a result of such exercise or receipt (or the lapse of such restrictions). The Committee shall have full authority in its discretion to determine the amount of any such tax bonus.

Section 13.     Amendment and Termination; Adjustments.

    (a)        Amendments to the Plan.     The Company’s Board of Directors may amend, alter, suspend, discontinue or terminate the Plan at any time; provided, however, that notwithstanding any other provision of the Plan or any option agreement, without the approval of the shareholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval (i) would violate the rules or regulations of any securities exchange that are applicable to the Company; or (ii) would cause the Company to be unable, under the Code, to grant Incentive Stock Options under the Plan.

    (b)        Amendments to Options.     The Committee may waive any conditions of or rights of the Company under any outstanding option, prospectively or retroactively. Except as otherwise provided herein or in the option agreement, the Committee may not amend, alter, suspend, discontinue or terminate any outstanding option, prospectively or retroactively, if such actions would adversely affect the rights of the holder of such option, without the consent of the option holder or beneficiary thereof.

    (c)        Correction of Defects, Omissions and Inconsistencies.     The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any option in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section 14.     Time of Granting.

        Nothing contained in the Plan or in any resolution adopted or to be adopted by the Board of Directors or by the stockholders of the Company, and no action taken by the Committee or the Board of Directors (other than the execution and delivery of an option agreement), shall constitute the granting of an option hereunder.

Section 15.     No Guaranty of Continued Service or Future Benefits.

    (a)        Nothing in the Plan or in any agreement hereunder shall confer on any employee, director, consultant or independent contractor any right to continue in the employ or service of the Company or any of its subsidiaries or affect in any way the right of the Company or any of its subsidiaries to terminate any such person’s employment or other services at any time.

    (b)        Options shall be granted under the Plan in the sole discretion of the Board of Directors or the Committee and will not form part of the recipient’s salary or entitle the recipient to similar option grants in the future.

Section 16.     Effective Date and Termination Plan.

    (a)        The Plan shall be effective as of March 3, 1999, subject to approval by the shareholders of the Company within twelve (12) months thereafter.

    (b)        Unless the Plan shall have been discontinued as provided in Section 13 above, the Plan shall terminate on December 31, 2008. No option may be granted after such termination, but termination of the Plan shall not, without the consent of the optionee, alter or impair any rights or obligations under any option theretofore granted.